Exhibit 8.1

CARTER LEDYARD & MILBURN LLP

Counselors at Law

2 Wall Street

New York, NY 10005-2072

●

Tel (212) 732-3200

Fax (212) 732-3232

March 17, 2020

WGC USA Asset Management Company, LLC

685 Third Avenue

27th Floor

New York, New York 10017

Re:	Registration Statement on Form S-3 of SPDR® Gold MiniSharesSM Trust, a Series of World Gold Trust

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to WGC USA Asset Management Company, LLC (the “Sponsor”) in its capacity as sponsor of SPDR® Gold MiniSharesSM Trust (the “Fund”), a series of World Gold Trust (the “Trust”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, a registration statement on Form S-3 (the “Registration Statement”), including the prospectus constituting Part I of the Registration Statement (the “Prospectus”). The Registration Statement relates to the proposed issuance by the Trust, on behalf of the Fund, of 120,000,000 shares representing units of fractional undivided beneficial interest in and ownership of the Fund (the “Shares”).

We have examined the Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor, and such other documents, as we have deemed necessary as a basis for this opinion. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Sponsor.

Based on and subject to the foregoing, we advise you that to the extent it describes conclusions as to U.S. federal income tax law and subject to the limitations and qualifications described in the discussion under the caption “United States Federal Tax Consequences” in the Prospectus, such discussion expresses our opinion as to the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a “U.S. Shareholder” (as defined in such discussion) based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code, all as in effect on the date of the Prospectus.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the material under the captions “United States Federal Tax Consequences” and “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP

Carter Ledyard & Milburn LLP